Exhibit 4.12

COOPERATION FRAMEWORK AGREEMENT

By

Wuhu Bona Jinyu Film Investment Center, L.P.

Wuhu Bona Film Investment Management Co., Ltd.

Bona Film Group Co., Ltd. (PRC)

Tianjin Bona Film Culture Media Co., Ltd.

Zhejiang Bona Film and Television Production Co., Ltd.

September 16, 2013

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

This Cooperation Framework Agreement (this “Agreement”) is made and entered into as of September 16, 2013 in Beijing, the People’s Republic of China (“PRC” or “China”) by and among:

1.                  Wuhu Bona Jinyu Film Investment Center, L.P. (the “Fund”), a company duly organized and validly existing under the laws of the PRC with its registered address at 7 Yuxikou Back Street, Jiujiang District, Wuhu;

2.                  Wuhu Bona Film Investment Management Co., Ltd. (the “GP”), a company duly organized and validly existing under the laws of the PRC with its registered address at 6 Yuxikou Back Street, Jiujiang District, Wuhu;

3.                  Bona Film Group Co., Ltd. (PRC) ( “Bona Film”), a company duly organized and validly existing under the laws of the PRC with its registered address at 18/F, Poly Plaza, 14 Dongzhimen South Street, Dongcheng District, Beijing;

4.                  Tianjin Bona Film Culture Media Co., Ltd. ( “Tianjin Bona”), a company duly organized and validly existing under the laws of the PRC with its registered address at Room 204-105, Chuangzhi Plaza, 482 Anime Middle Road, Ecology City, Tianjin; and

5.                  Zhejiang Bona Film and Television Production Co., Ltd. ( “Zhejiang Bona”), a company duly organized and validly existing under the laws of the PRC with its registered address at C5-101-B, Pilot Zone of Film and Television Industry of Hengdian, Zhejiang.

(Bona Film, Tianjin Bona and Zhejiang Bona may hereinafter collectively be referred to as the “Affiliates of Bona”.)

Whereas,

(1)             Each of Bona Film, Tianjin Bona and Zhejiang Bona is a limited liability company duly organized and validly existing under the laws of the PRC, and an affiliate of each other.

(2)             Wuhu Bona Jinyu Film Investment Center, L.P. (the “Fund”) proposes to entrust Bona Film to invest in a variety of films and television series (the “Target Projects”). Bona Film shall be responsible for matters including but not limited to the production and distribution of the Target Projects.

After friendly consultation, the parties have mutually agreed to execute this Cooperation Framework Agreement in respect of the foregoing investment cooperation as follows.

Article 1                                               Cooperation Overview

1.1                              Cooperation Methodology

1.1.1                             The Fund hereby entrusts the Affiliates of Bona to make investments into a variety of films and television series (collectively, the “Target Projects”). Following the receipt of the funds remitted by the Fund, the Affiliates of Bona shall make investments into the Target Projects in accordance with this Agreement and be responsible for matters such as the production and distribution of the Target Projects.

1.1.2                             Bona Film shall submit the documents and materials related to the potential film and television production projects selected by it to the Investment Decision Committee of the Fund (the “IDC”) for its review. The documents and materials to be submitted shall include but not limited to the title of the film or television series, storyline, production team to be formed (including without limitation the scriptwriter, director and principal cast), production period, theatrical release schedule, size of the investment, estimated budget of production and marketing, profit forecast, co-investor(s) and the respective investment proportion, and other documents and materials reasonably required by the IDC. After obtaining the approval of the IDC, the GP shall issue the payment order to the custodian bank and require the bank to remit the funds to the following bank account of Bona Film at the time prescribed in the resolutions of the IDC.

A/C Name: Bona Film Group Co., Ltd. (PRC)

Beneficiary Bank Name: East West Bank (China) Co., Ltd.

A/C No.: 5992010120045160

1.1.3                   After execution of the investment agreement or other relevant agreements regarding each Target Project, the Affiliates of Bona shall enter into the Joint Investment Agreement with the Fund in substantially the form attached hereto as Exhibit A (the “Joint Investment Agreement”), pursuant to which the Affiliates of Bona shall make investment into the Target Projects on behalf of the Fund, and the worldwide income generated from the Target Projects prescribed thereunder during the period in which the Fund exists shall belong to the Fund and the Fund shall bear all risks of investment involved in the Target Projects.

1.2                              Investment Rights

1.2.1                             The Fund confirms that, with the approval of IDC, the Fund may invest in all film and television production projects in which investment has been made in the name of Bona Film and its affiliates. Bona Film and its affiliates shall not finance the production projects with its own capital until the Fund’s entrusted investment is accomplished by Bona Film. Notwithstanding the foregoing, (i) for Target Projects in which the IDC has determined not to invest but all members appointed by Bona Film in the IDC have voted to support such investment, Bona Film could use its self-owned funds to make investment; (ii) with the approval of the IDC, Bona Film could use its self-owned funds to make investment in the Target Projects by itself or through collaboration with the Fund. (For the avoidance of doubt, Bona Film could develop new projects with its self-owned funds.)

1.3                              Use of Entrusted Funds

1.3.1                             The Affiliates of Bona shall use the entrusted funds received from the Fund only for the specific Target Projects approved by the IDC, and shall not use the funds for other purposes.

1.4                              Estimated Amount of Entrusted Funds

1.4.1                             Each party acknowledges and agrees that, the aggregate amount of funds entrusted by the Fund to Affiliates of Bona for investment in the Target Projects is estimated to be RMB one billion.

1.4.2                             The parties unanimously acknowledge and agree that, the Fund entrusts Affiliates of Bona with the raised funds to invest in the Target Projects and the amount of the entrusted funds shall be limited to the amount of the raised funds.

1.4.3                             In the event that the funds required by the Target Projects subsequently exceed the amount of funds entrusted by the Fund, the Affiliates of Bona shall submit to the IDC for review of the excess portion. With the approval of the IDC, the Fund could make additional investments through Bona Film. For the avoidance of doubt, the Fund is not obliged to make such additional investment in any Target Project.

Article 2                                               Loans for Target Projects

2.1                              Bank Loans

2.1.1                             With the approval of the IDC, the Fund may entrust Bona Film to borrow bank Loans to fund the Target Projects. The amount of loans shall not exceed 100% of the funds entrusted by the Fund to Bona Film.

2.1.2                             The parties acknowledge that Bona Film borrows banks loans only on behalf of and for the benefit of the Fund for the Target Projects, and the Fund shall bear all profits and losses after the bank loans financing the Target Projects and other costs and expenses

(including but not limited to the interests). The incomes received from the bank borrowings such as the interest subsidy, shall belong to the Fund.

2.1.3                             Prior to Bona Film’s application for bank loans being approved, in the event that the Target Project has capital demand, the Fund shall make advance funding through Bona Film, and Bona Film shall return the advance payment to the escrow account of the Fund within two (2) days after obtaining the bank loans.

Article 3                                               Investment Revenues

3.1                              Share of Revenue from the Target Projects

3.1.1                             Bona Film shall retain the copyright in and to the Target Projects, and the worldwide income generated from the Target Projects prescribed in the agreements regarding the Target Projects’ revenues executed by the Fund during the period in which it exists shall belong to the Fund. After dissolution of the Fund, the worldwide income generated from the Target Projects shall belong to Bona Film.

3.1.2                             The interests or other financial management incomes generated from the funds remitted by the Fund to the account designated by Bona Film shall be attributed to the Fund.

3.1.3                             For purposes of this Section 3.1, “worldwide income” refers to the distribution revenues of the Target Projects after deduction of the distribution and marketing expenses, distribution fees, taxes, remuneration for producers and actors (if any, the relevant agreements shall be submitted to the IDC for its review), the remainder of the investment (without accrued interest), and other costs and expenses recognized by all parties; “distribution revenues” refers to all incomes generated from distribution, duplication, display, broadcast or other means of exploiting the Target Projects in mainland China and overseas (all countries and regions outside mainland China), including but not limited to the incomes derived from sale or licensing of copies of films or television of the Target Projects to movie theaters, incomes generated from videotapes, audio-visual products or by other means of exploitation of the Target Projects now known or hereafter devised, or all advertising income.

3.1.4                             Affiliates of Bona shall deposit any portion of the worldwide revenue of the Target Projects in the escrow account of the Fund within two weeks after receipt of such revenue.

Article 4                                              Censorship and Distribution of Target Projects

4.1                              Censorship

4.1.1                             The parties agree that Affiliates of Bona shall be responsible for project approval, scripts and film examination and other administrative matters in relation to the Target Projects. Relevant costs and expenses shall be included in the total investment cost of the Target Projects.

4.2                              Distribution and Marketing

4.2.1                             The parties agree that Bona Film and its subsidiaries or affiliates shall act as the exclusive distributor (the “Distributor”) of the Target Projects in the territory of mainland China (excluding Hong Kong, Macau and Taiwan), fully responsible for project distribution and marketing throughout mainland China.

The detailed distribution and marketing plan and the budget shall be implemented by Bona Film after approval by the IDC. The relevant distribution fees and marketing expenses advanced by the Distributor shall be deducted from the distribution revenues in priority. For purposes of this Section 4.2, the scope of distribution include theater circuits, television, video products, online distribution, new media, and other kinds of appropriate distribution channels for the exploitation, license or transfer of the copyright of the Target Projects. In the event that the distribution fees and marketing expenses are in excess of the budget by [***], the excess of the expenses shall be approved by the IDC.

4.2.2                             The parties agree that Zhejiang Bona and Tianjin Bona shall jointly act as the exclusive sales agents of the Target Projects in countries and regions outside mainland China (including Hong Kong, Macao and Taiwan), fully responsible for project marketing, distribution and sales outside mainland China.

4.2.3                             Where the distribution fees charged by Bona Film exceed the fixed rates set forth below, the excess charges shall be submitted to the Consultation Committee of the Fund for approval:

(1)         The distribution fees to be charged shall be [***] of the aggregate distribution revenues in the territory of mainland China. Taking into account the investment risks of the Target Projects with significant costs (the total production cost is no less than [***]), the distribution fees shall be adjusted to a lower rate appropriately, namely [***] of the aggregate distribution revenues in the territory of mainland China.

(2)         For distribution outside mainland China, the distribution fees shall be [***] of the aggregate distribution

*** Confidential Treatment Requested

revenues.

(3)         The distribution fees for television series shall be charged based on the gross receipts of each episode of the television series. The gross receipts shall be equal to the aggregate incomes of each episode prescribed in the Distribution Right Sales Agreement after deduction of the costs of the episode. (The gross receipts of each episode prescribed in the Distribution Right Sales Agreement refers to the total income before deduction of value-added tax, business tax and all other taxes.)

(a)                       Where the gross receipts of each episode are equal to or less than [***], the distribution fees to be charged shall be [***] of the contract price of the Distribution Right Sales Agreement.

(b)                       Where the gross receipts of each episode are in excess of [***] but equal to or less than [***], the distribution fees to be charged shall be [***] of the contract price of the Distribution Right Sales Agreement.

(c)                        Where the gross receipts of each episode are in excess of [***], the distribution fees to be charged shall be [***] of the contract price of the Distribution Right Sales Agreement.

Article 5                                               Management of the Target Projects

5.1                              Right of Account Inquiry

5.1.1                             Each member of the IDC shall have the right of access to the information of the escrow account of the Fund and all other accounts (if any) via online bank.

5.1.2                             All entrusted funds provided by the Fund to Bona Film shall be deposited in the designated account as prescribed in Section 1.1.2 of this Agreement. Bona Film acknowledges that the Fund and the IDC shall have the right of access to the information of such account designated by Bona Film via online bank.

5.2                              Information Rights

5.2.1                             The parties agree that the Affiliates of Bona shall manage all economic intercourses, contractual rights and obligations, funds settlement and dispute resolution (not attributed to the parties hereto) in connection with the Target Projects during the period of shooting and production. The Fund and the IDC shall have the right of access to the income and expenditure information of the account of the film

*** Confidential Treatment Requested

crew. Affiliates of Bona, rather than the Fund, shall bear all legal liabilities and economic risks as a result of or arising from production and distribution of the Target Projects, and indemnify the Fund against any and all direct damages resulting thereof. The GP shall compensate all damages of the Fund arising from any delay in remittance of funds by the GP.

5.2.2                             Bona Film shall, on a monthly basis, disclose to the Fund and the IDC all information regarding the expenditure of funds and production and distribution processes of the Target Projects.

5.2.3                             Bona Film shall, on a quarterly basis, deliver the financial statements in relation to the distribution of the Target Projects to the Fund and the IDC. In the event that any member of the IDC disagrees with the financial statements in relation to the distribution submitted by Bona Film, such member has the right to (i) require Bona Film to deliver all contracts, agreements in connection with the Target Projects and all relevant receipts, vouchers, accounts and records; (ii) audit or have any other third party to audit the books of account and other financial records of the Target Projects, and Bona Film is obligated to provide necessary assistance. Where Bona Film is found to be concealing the amount of income or fraudulently declaring the expenditures, the Fund and the IDC shall have the right to require Bona Film to pay 10% of the amount concealed or fraudulently declared as liquidated damages.

5.2.4                             Bona Film shall submit the proposal on remuneration of the directors, actors and production team members to the IDC for approval, and the agreements to be executed shall be filed with the IDC for record.

Article 6                                               Grant of Rights

6.1                              Copyright

6.1.1                             Bona Film shall retain the worldwide and perpetual ownership interests in the copyrights of the Target Projects, as the sole and exclusive copyright owner and holder of all intellectual property rights in and to the Target Projects and all existing or future copyrights in and to the Target Projects and the film scripts and all other rights and interests.

6.1.2                             The Affiliates of Bona shall ensure that the Fund will use its best efforts to share the worldwide investment earnings of the Target Projects during the period in which the Fund exists.

6.2                              Merchandising Rights

6.2.1                             Merchandising Rights refer to the right of publicity and exploitation in connection with the distribution of the Target Projects, including but not limited to sponsorship for initial theater exhibition, sale of advertising poster, cooperative advertising and joint distribution, but excluding any right to manufacture, distribute or sell elements such as characters, designs, visual representations, physical properties or other materials appearing or used in or in connection with the Target Projects as separate articles of merchandise. The commission charged by the Affiliates of Bona shall be deducted from the revenues of the Merchandising Rights. In addition, in case of exploitation of clips of the Target Projects for the purpose of merchandising, the Target Projects, the directors and actors appearing in the clips shall be held harmless from and against any and all losses and damages resulting from such exploitation. In case of exploitation of music and lyrics or any other material under copyright protection, the Target Projects, the composers, authors and agents shall be held harmless from and against any and all losses and damages resulting from such exploitation.

6.2.2                             The Merchandising Rights of the Target Projects shall be vested in Bona Film, and Bona Film is entitled to enter into cooperation agreements alone with partners regarding the business cooperation in connection with the Target Projects.  However, the Affiliates of Bona shall ensure that any revenue derived from exploitation of the Merchandising Rights shall belong to the Fund during the period in which the Fund exists.

6.3                              Right of Attribution

6.3.1                             The Target Projects distributed throughout mainland China shall comply with the caption and authorship rules implemented by the State Administration of Radio Film and Television.

6.3.2                             Bona Film is entitled to be named as “producer”, “executive producer”, and/or “supervising producer” of the Target Projects distributed throughout the world.

Article 7                                               Representations and Warranties

7.1                              Representations and Warranties of the Fund

For the purpose of this Agreement, the Fund hereby represents and warrants to the Affiliates of Bona, as of the date hereof, each of the statements contained in this Section 7.1 is true, accurate and complete.

(1)                                Organization and Good Standing. As of the date hereof, the Fund is duly organized, validly existing and in good standing under the laws of the PRC.

(2)                                Approval and Consent. All consents, permits, approvals and action on the part of the Fund necessary for the authorization, execution and delivery of this Agreement has been taken, and the Fund has all requisite power and authority to execute and deliver this Agreement and to carry out and perform its obligations thereunder.

(3)                                Compliance with Other Instruments. The execution, delivery and performance of this Agreement will not (i) result in any violation of the business license, articles of association, limited partnership agreement or other constitutional documents (if any); (ii) result in any violation of or penalty under any applicable PRC laws or governmental authorizations; (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, agreement or instrument to which it is a party or by which it is otherwise bound, or grant of claiming rights to any third party; or (iv) violate any decree, judgment, decision or order of any governmental agency.

7.2                              Representation and Warranties of Affiliates of Bona

For the purpose of this agreement, each of the Affiliates of Bona hereby represents and warrants to the Fund, as of the date hereof, each of the statements contained in this Section 7.2 is true, accurate and complete.

(1)                                Organization and Good Standing. It is duly organized, validly existing and in good standing under the laws of the PRC and in compliance with the applicable PRC laws.

(2)                                Approval and Consent. All consents, permits, approvals and action on the part of it necessary for the authorization, execution and delivery of this Agreement has been taken, and it has all requisite power and authority to execute and deliver this Agreement and to carry out and perform its obligations thereunder.

(3)                                Compliance with Other Instruments. The execution, delivery and performance of this Agreement will not (i) result in any violation of the business license, articles of association, limited partnership agreement or other constitutional documents (if any); (ii) result in any violation of or penalty under any applicable PRC laws or governmental authorizations; (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, agreement or instrument to which it is a party or by which it is otherwise bound, or grant of claiming rights to any third party; or (iv) violate any decree, judgment, decision or order of any governmental agency.

(4)                                Permits. It has all material franchises, authorizations, approvals, permits, certificates and licenses required under the laws of the PRC necessary for its respective business and operations. Each such permit is valid and in full force and effect, and except as previously disclosed to the Fund, no suspension, cancellation or termination of any such permits is threatened or imminent.

(5)                                No Winding-up.  No winding up or liquidation proceedings have been commenced for, and no bankruptcy or insolvency proceedings or judgments have been commenced or declared against, any of the Affiliates of Bona.

7.3                              Liability for Misrepresentation

Any inaccuracy in or breach of any of the representations and warranties made by any party in this Section 7 shall be deemed as an event of default, and Section 8 of this Agreement shall apply. The breaching party shall indemnify the other party against any claim, loss, liability or damage which such party shall incur as a consequence of the breach. The foregoing shall not be deemed to preclude or otherwise limit in any way the exercise of remedies, either under this Agreement or by law or otherwise afforded to the parties hereto.

Article 8                                               Default

8.1                              General

In the event that a party breaches this Agreement or otherwise causes the non-performance of this Agreement, such party shall rectify such non-compliance forthwith on demand and compensate all damages resulting therefrom.

Article 9                                               Notices

9.1                              Delivery

All notices, requests and other communications made pursuant to this Agreement shall be delivered personally or sent by facsimile transmission, registered mail, or by a commercial courier service. Unless there is evidence that the notices have been received earlier, the notices shall be conclusively deemed to have been duly given:

(1)                       when hand delivered to the address specified for notices;

(2)                       seven business days after deposit in the mail as registered mail or with courier service, postage prepaid and addressed to the parties;

(3)                       five business days after deposit in the mail as air mail, addressed to the parties; and

(4)                       when sent by facsimile, on the date of successful transmission as evidenced by the confirmation generated by the sender’s machine.

9.2                              Address

The addresses of the parties are as follows. Any party may at any time change its address for notices by a notice delivered to the other parties in accordance with the terms hereof.

To the Fund:

Address: 18/F, 14 South Street of Dongzhimen, Dongcheng District,
Beijing

Tel: 010-65526801    Fax: 010-65526801-627

Attn: Liu Zhaoji

To the GP:

Address: 18/F, 14 South Street of Dongzhimen, Dongcheng District,
Beijing

Tel: 010-65526801    Fax: 010-65526801-627

Attn: Liu Zhaoji

To Bona Film:

Address: 18/F, Tower A, Youtang International, 1 Chaoyangmenwai
Sanfeng Beili, Chaoyang District, Beijing

Tel: 010-56310700    Fax: 010-56310828

Attn: Chen Qiong

To Tianjin Bona:

Address: 18/F, Tower A, Youtang International, 1 Chaoyangmenwai
Sanfeng Beili, Chaoyang District, Beijing

Tel: 010-56310700    Fax: 010-56310828

Attn: Chen Qiong

To Zhejiang Bona:

Address: 18/F, Tower A, Youtang International, 1 Chaoyangmenwai
Sanfeng Beili, Chaoyang District, Beijing

Tel: 010-56310700    Fax: 010-56310828

Attn: Chen Qiong

Article 10                                        Miscellaneous

10.1                       Confidentiality

Each Party shall maintain the confidentiality of the terms and conditions described in this Agreement, any information concerning the cooperation and trade secrets and other confidential information belonging to the other party, and without obtaining the written consent of other party, it shall not disclose any relevant information to any third parties. The disclosing party shall be held liable for breach of this provision and indemnify all damages arising out of or based upon such violation.

10.2                       Amendment

Any amendments, changes and supplements to this Agreement shall be in writing and shall become effective after the affixation of the signatures or seals of the parties.

10.3                       Severability

In the event that one or several of the provisions of this Agreement or any other contract or agreement among the parties are found to be invalid, illegal or unenforceable in any aspect in accordance with the PRC laws, the validity, legality or enforceability of the remaining provisions of this Agreement or any other contract or agreement among the parties shall not be affected or compromised in any respect.  The parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the parties.

10.4                       Waiver

No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default under this Agreement shall be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring. Any waiver shall be without prejudice to any claims for damages or other remedies that the parties may have.

10.5                       Assignment

Without prior written consent of other parties, any party shall not have the right to assign or delegate its rights and obligations under this Agreement

10.6                       Resolution of Disputes

In the event of any dispute or controversy arising out of, relating to, or concerning any construction, validity, breach or termination of this Agreement, the parties shall first resolve the dispute through friendly negotiations.  In the event the parties fail to reach an agreement on the dispute through negotiations, either party may submit the relevant dispute to Beijing Arbitration Commission for arbitration in accordance with its arbitration rules in force at the time of the commencement of the arbitration. The arbitration shall be conducted in Beijing.

10.7                       Effectiveness

This Agreement shall become effective upon execution by the parties.  This Agreement shall be made in five copies, each party having one copy with equal legal validity.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

[Remainder of this page is intentionally left blank and signature page follows]

(Signature Page to Cooperation Framework Agreement)

Wuhu Bona Jinyu Film Investment Center, L.P.

By Legal Representative (or Authorized Signatory):
/s/ Wuhu Bona Jinyu Film Investment Center, L.P.
/s/ Dong Yu

Wuhu Bona Film Investment Management Co., Ltd.

By Legal Representative (or Authorized Signatory):
/s/ Wuhu Bona Film Investment Management Co., Ltd.
/s/ Dong Yu

Bona Film Group Co., Ltd. (PRC) (Seal)

By Legal Representative (or Authorized Signatory):
/s/ Bona Film Group Co., Ltd. (PRC)
/s/ Dong Yu

Tianjin Bona Film Culture Media Co., Ltd. (Seal)

By Legal Representative (or Authorized Signatory):
/s/ Tianjin Bona Film Culture Media Co., Ltd.
/s/ Dong Yu

Zhejiang Bona Film and Television Production Co., Ltd. (Seal)

By Legal Representative (or Authorized Signatory):
/s/ Zhejiang Bona Film and Television Production Co., Ltd.
/s/ Dong Yu

Exhibit A  Joint Investment Agreement

Joint Investment Agreement

Date of Execution: [ ]

Party A:	Bona Film Group Co., Ltd. (PRC)
Address:	18/F, Tower A, Youtang International, 1 Sanfeng Beili, Chaoyang
District, Beijing 100020, People’s Republic of China

Party B:	Wuhu Bona Jinyu Film Investment Center, L.P.
Address:	7 Yuxikou Back Street, Jiujiang District, Wuhu

Each of Party A and Party B shall be collectively referred to as the “Parties”.

Whereas:

(A)                          The Parties have entered into the Cooperation Framework Agreement dated September 16, 2013 (the “Cooperation Framework Agreement”), pursuant to which Party B agrees to entrust Party A to invest in a variety of film and television production projects with the Fund’s capital, and Party A shall be fully responsible for production and distribution of the target projects. The worldwide revenue shall belong to Party B in accordance with the relevant agreements executed by Party B during the period in which Party B exists.

(B)       Party A is in a process of investing in a color motion picture in Chinese language entitled “[      ]” (temporary name) (the “Motion Picture”) as a joint producer and a holder of part of worldwide copyright and interests in such Motion Picture. The shooting and production of the Motion Picture has commenced in             .

(C)                          Party B is willing to invest and Party A is willing to accept Party B’s investment in the Motion Picture in accordance with this Agreement and the Cooperation Framework Agreement.

THEREFORE, based on the principle of friendly negotiation and mutual respect, the Parties hereby mutually agree as follows with regard to joint investment, production and distribution of the Motion Picture:

Article 1             Basic Information of the Motion Picture

1.              Title of the Motion Picture: [      ]

2.              Supervisor: [      ]

3.              Director: [      ]

4.              Scriptwriter: [      ]

5.              Principal Cast: [      ]

6.              Motion Picture Specifications: [      ]

7.              Audio Standard: [      ]

8.              Shooting Date: [      ]

9.              Shooting Period: [      ]

10.       Date of Production Delivery: [      ]

11.       Release Date: [      ]

12.       Location of Shooting: [      ]

Article 2             Script

The script of the Motion Picture (the “Script”) shall be written and provided by Party A, and Party A ensures that it owns the legal right to produce and exploit the Motion Picture based on the Script.  Party A shall be solely responsible for resolution of any dispute arising out of the shooting and production right in connection with the Script and Party B shall bear no responsibilities.

Article 3             Production

1.              The Parties acknowledge that [      ] shall be solely responsible for the shooting and production of the Motion Picture.

2.                                       With regard to all matters on the shooting and production, the Parties agree that Party A and the director shall exclusively have the right of creation, manufacture, editing and exploitation of the Motion Picture in its sole discretion, provided that Party A shall cut, edit, and alter such Motion Picture or any parts thereof as required by the State Administration of Press, Publication, Radio, Film and Television of the PRC (the “Competent Authority”) to conform to censorship.

3.                                       In case that the post-production of the Motion Picture will be conducted outside mainland China, Party A shall be responsible for obtaining the approval from the Competent Authority prior to the post-production.

Article 4             Production Budget and Investment Contributions

1.              The Parties agree that the production budget of the Motion Picture shall be RMB[      ] (the “Total Production Budget”). Party B hereby agrees to make an investment in the amount of RMB[      ].

2.                                       For the avoidance of doubt, the foregoing Total Production Budget refers to all costs and expenses incurred during the period from preparation of the Motion Picture to production of the Mandarin and

Cantonese A-Copy version thereof, excluding the production expenses of the materials other than the A-Copy of the Motion Picture and the advertising and distribution expenses.

Article 5             Payment

1.              Party B shall deliver the investment amount of RMB[      ] by wire transfer in immediately available funds to the following bank account designated by Party A:

Account designated by Party A:

A/C Name:  Bona Film Group Co., Ltd. (PRC)

Beneficiary Bank Name: East West Bank (China) Co., Ltd.

A/C No.:  5992010120045160

2.                        For the sake of clarity, the investment amount referred to in this Section shall be the net amount after any remittance charges.

Article 6             Application for Approval

The Parties agree to entrust Party A to take charge of the applications for approval on the joint production of films and the film distribution license for the Motion Picture made to the Competent Authority.

Article 7             Beneficiary Right and Right of Distribution of the Motion Picture

1.                        The Parties agree that Party B, from the date of execution of this Agreement, shall enjoy the worldwide revenue generated from the Motion Picture and shall not have any copyrights thereof.  For the purpose of this Section, “worldwide income” refers to the distribution revenues of the Motion Picture after deduction of the distribution and marketing expenses, distribution fees, taxes, remuneration for producers and actors, the remainder of the investment (without accrued interest), and other costs and expenses recognized by all parties; “distribution revenues” refers to all incomes generated from distribution, duplication, display, broadcast or other means of exploiting the Motion Picture in mainland China and overseas (all countries and regions outside mainland China), including but not limited to the incomes derived from sale or licensing of copies of the Motion Picture to movie theaters, incomes generated from videotapes, audio-visual products or by other means of exploitation of the Motion Picture now known or hereafter devised, or all advertising income.

2.                        The Parties agree to provide each other with certification documents of copyright and distribution right as reasonable necessary to such Party, including without limitation the “Certificate of Overseas Copyright”, “Certificate of Domestic Distribution Right” and the “Certificate of Overseas Copyright” in English version.

3.                        The Parties agree that the right of distribution of the Motion Picture in any form within the PRC shall be granted to Party A for a term of fifty (50) years commencing on the date of the initial exhibition of the Motion Picture in movie theaters throughout China (the “License Term of Party A”).  Party A shall have the exclusive distribution right in all forms in the domestic market during the License Term of Party A, and shall be responsible for the distribution throughout China.

Article 8            Distribution of Proceeds

1.                        Party A shall report the box office receipts to Party B via email during the period commencing on the date of the initial exhibition of the Motion Picture in movie theaters throughout China to the expiration of the first theater exhibition period.

2.                        Party A shall, within two (2) years after the date of the initial exhibition of the Motion Picture in movie theaters throughout China, deliver the financial statements in relation to the distribution  to Party B on a quarterly basis and at the same time remit the proportionate share of the proceeds to the account designated by Party B.  After expiration of the foregoing period, Party A shall deliver the financial statements to Party B within 15 days after June 30 and December 31 of each calendar year and at the same time remit the proportionate share of proceeds to the account designated by Party B. The payee shall invoice the payer after deducting relevant costs in accordance with applicable fiscal and tax laws and regulations, and the relevant taxes (e.g., business tax) shall be borne by the payee.

3.                        Each Party covenants to use its best efforts to protect all forms of intellectual property rights in or to the Motion Picture, including without limitation any derivative or affiliated productions.

Article 9             Authorship and Caption

1.                        Subject to the relevant rules and regulations implemented by the Competent Authority, Party B shall be entitled to affix names to the Motion Picture distributed throughout China in the following manner: one entity named as “joint producer”, one individual named as “joint producer” and one entity/individual named as “executive supervisor”.  The appointment of the joint producer on the part of Party B and specific form and location of the authorship shall be determined by the Parties after negotiation.  For the avoidance of doubt, Party A may in its sole discretion grant its right of authorship to any third party, and Party B shall not assign its right of authorship under this Agreement to any third party.

2.                        Party B shall deliver the “copyright notice” duly executed by Party B and its nominee to Party A within 30 days of the execution of this Agreement.  The copyright notice shall be in form and substance to the reasonable satisfaction of Party A.

Article 10      Competition and Awards

Where the Motion Picture is involved in movie festivals or film exhibition for competition, in case that any award is received, the Parties shall share the honor and maintain the duplicates of the trophy and the certificates respectively.  In case that there is any bonus, such bonus shall be distributed in proportion to its share of domestic proceeds.  Any trophy, certificate and bonus granted to individuals shall belong to such individual.

Article 11      Force Majeure

1.                        “Force Majeure” in this Agreement refers to unforeseeable, unavoidable and insurmountable events which result in delay or failure in the performance of obligations under this Agreement by either Party, including without limitation earthquakes, typhoons, flood, fire, wars, strikes, riots, governmental acts and any change in laws or the implementation, etc.

2.                        Neither Party shall be liable for any failure, deficiency or delay in the performance of its obligations under this Agreement due to any Force Majeure so long as the affected Party inform the other Party immediately after such event has occurred and within seven (7) days thereafter send a notice to inform the other Party about the occurrence of the Force Majeure event and the suspension period with proof documents. The Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure

Article 12      Resolution of Disputes; Default

1.                        All disputes arising out of or in connection with this Agreement shall be settled by an amicable effort on the part of both Parties based on the principle of fairness, justice and mutual understanding and accommodation. In the event the Parties fail to reach an agreement on the dispute through negotiations, either Party may submit the relevant dispute to Beijing Arbitration Commission for arbitration in accordance with its arbitration rules in force at the time of the commencement of the arbitration. The arbitration shall be conducted in Beijing.

2.                        Any delay or failure in the performance by either Party hereunder shall be excused if and to the extent caused by the occurrence of any cause or event that is unforeseeable, unavoidable and insurmountable, provided that the affected Party shall inform the other Party immediately after such event has occurred to minimize the consequences thereof, and provide substantial proof documents within the reasonable period.

3.                        Breach of any provision of this Agreement by any Party shall be deemed as an event of default.  The non-breaching party shall have the right to require the breaching party to compensate all losses and damages incurred there from.

Article 13      Confidentiality

The Parties undertake to keep all terms and conditions of this Agreement confidential; except as necessary to perform the Agreement and to resolve disputes, any Party shall not disclose any term of the Agreement to any unrelated entity or individual without prior consent of the other Party.  The obligations of confidentiality of the Parties shall survive the termination of this Agreement.

Article 14      Relationship

Nothing herein shall be deemed or construed to create a joint venture or partnership relationship between the Parties for any purpose. Except as otherwise provided herein or in the Cooperation Framework Agreement, each party is an independent contractor and as such does not have any authority to bind or commit the other.

Article 15      Severability

If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions hereof shall be unaffected thereby and remain valid and enforceable.

Article 16      Amendment

Any amendment, modification or supplementation to/of any terms and conditions hereof shall not be effective unless it is made in writing and signed by the Parties after negotiation.

Article 17      Governing Law

The conclusion, performance, interpretation and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China and international usage of the industry.

Article 18      Successors and Assigns

1.              Except sublicense of the distribution right, this Agreement, and the rights and obligations hereunder, shall not be assigned without the written consent of the other Party, provided that Party A may assign all or part of its rights and obligations to an investor in case of capital demand without consent of the Party B. In the event the investor fails to perform its contractual obligations, Party A shall be obligated to perform the obligations hereunder and be liable for the breach.

2.                        In addition, the Parties agree that either Party may assign its rights and obligations under this Agreement to its affiliates that it directly or indirectly controls or has relation to, by giving written notice to the other Party.  The other Party shall, under reasonable circumstances, give written consent, fully cooperate and enter in cooperation agreements with the successors.

Article 19      Taxes

Each party will pay its own taxes imposed by any applicable laws and regulations as a result of the payments under this Agreement

Article 20      Miscellaneous

1.                                      Based on mutual benefit, the Parties agree and comply with all terms of this Agreement, perform the obligations and exercise the rights hereunder.  The amendment agreements and supplementary agreements that have been signed by the parties shall be an integral part of this Agreement and shall have equal legal validity to this Agreement.

2.                                      The attachments set forth herein shall have equal legal validity to this Agreement. Neither Party can amend or alter the attachments after the execution of this Agreement without the other Party’s consent.

3.                                      This Agreement and the attachments hereto shall be made in two copies, each Party holding one copy. This Agreement shall be legally binding upon both Parties.

4.                                      This Agreement and the attachments hereto shall be effective as of the date of execution by the Parties.

5.                                      This Agreement and the attachments hereto are printed, and there are no other hand-written provisions or oral agreements.

6.                                      This Agreement and the attachments hereto are voluntarily executed by the Parties of his own will without any dissent.

7.                                      Any matters not contemplated under this Agreement shall be governed by the Cooperation Framework Agreement.

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Party A (Seal): Bona Film Group Co., Ltd. (PRC)

By Authorized Signatory:

Date:

Party B (Seal): Wuhu Bona Jinyu Film Investment Center, L.P.

By Authorized Signatory:

Date: